EXHIBIT 4.1

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER APPLICABLE STATE SECURITIES ACTS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED FOR VALUE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OF THEM UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND/OR ANY APPLICABLE STATE SECURITIES ACT OR AN OPINION OF COUNSEL ACCEPTABLE TO LADENBURG THALMAN FINANCIAL SERVICES INC. THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR ACTS.

THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT. BEGINNING NO LATER THAN TEN (10) DAYS AFTER THE ISSUE DATE OF THIS NOTE, THE HOLDER MAY REQUEST, AND WILL PROMPTLY BE MADE AVAILABLE UPON REQUEST, THE FOLLOWING INFORMATION WITH RESPECT TO THE NOTE: ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY. SUCH INFORMATION WILL BE PROVIDED BY: BRIAN HELLER, SENIOR VICE PRESIDENT – BUSINESS AND LEGAL AFFAIRS, LADENBURG THALMANN FINANCIAL SERVICES INC., 4400 BISCAYNE BLVD., 12TH FLOOR, MIAMI, FLORIDA 33137.

LADENBURG THALMANN FINANCIAL SERVICES INC.

7.25% Senior Note due 2028

Principal Amount
$[●]

Ladenburg Thalmann Financial Services Inc., a Florida corporation (hereinafter called the “Borrower,” for value received, pursuant to this Note (this “Note”) hereby promises to pay to [●] (the “Lender”), the principal sum of [●] U.S. Dollars (U.S. $[●]) on September 30, 2028 and to pay interest thereon as provided in this Note. The issue price of this Note is determined under the principles of Section 1273 of the Internal Revenue Code of 1986, as amended.

1)	Interest Rate; Payment Dates. 7.25% per annum, accruing from December 31, 2018, to be paid quarterly on March 31, June 30, September 30 and December 31 of each year (each an “Interest Payment Date”), beginning March 31, 2019, until the principal hereof is paid or duly made available for payment. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. Any such interest which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the holder hereof on the relevant regular record date by virtue of having been such holder, and may be paid to the Lender at the close of business on a special record date for the payment of such defaulted interest. Notice by the Borrower shall be given to the Lender not less than 10 days prior to such special record date, or may be paid at any time in any other lawful manner. Payment of the principal of and the interest on this Note shall be made by wire transfer of immediately available funds to the account of the Lender as the Lender may designate from time to time in writing, in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, that the Borrower may at its option pay interest by check to the registered address of the Lender.

2)	Applicable High Yield Discount Obligation. If the Note would otherwise constitute an applicable high yield discount obligation within the meaning of Section 163(i) of the Code (or any successor provision), on each Interest Payment Date ending on or after the fifth anniversary of the date hereof, Borrower shall make a mandatory prepayment for cash of a portion of such Note outstanding at such time at par plus any accrued interest thereon as shall be necessary to ensure the Note shall not be considered an applicable high yield discount obligation.

3)	Record Dates. The interest so payable and punctually paid or duly provided for on any Interest Payment Date shall be paid to the Lender at the close of business on the regular record date for such interest, which shall be the March 15, June 15, September 15 or December 15 (whether or not a business day), as the case may be, preceding such Interest Payment Date.

4)	Maturity. The Note will mature on September 30, 2028, unless redeemed prior to maturity.

5)	Ranking. The Note will be the Borrower’s senior unsecured obligation and will rank equal in right of payment with all of the Borrower’s existing and future senior unsecured and unsubordinated indebtedness, including, but not limited to, the Borrower’s outstanding 6.50% Senior Notes due 2027 (“6.50% Notes”), 7.00% Senior Notes due 2028 (“Senior 7.00% Notes”), 7.25% Senior Notes due 2028 (“7.25% Notes”) and any 6.50% Notes, 7.00% Notes and 7.25% Notes that the Borrower may issue in the future. The Note will be effectively subordinated to all of the Borrower’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The Note will be structurally subordinated to all existing and future indebtedness of the subsidiaries of the Borrower.

6)	Optional Redemption. The Borrower may redeem the Note in whole or in part, at any time and from time to time on or after September 30, 2021 at the Borrower’s option, upon notice sent to the Lender not fewer than 30 days and not more than 60 days prior to the date fixed for redemption, at a redemption price equal to the principal amount then outstanding, plus any unpaid interest payable thereon accrued to, but excluding, the date fixed for redemption. Unless the Borrower defaults on the payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the portion of the Note called for redemption.

7)	Sinking Fund. The Notes are not subject to any sinking fund.

8)	Covenants.

a)	Payment of Principal and Interest. The Borrower covenants and agrees for the benefit of the Lender that it will duly and punctually pay the principal of and interest, if any, on the Note in accordance with the terms of this Note.

b)	Exchange of Note for Global Security; Registration; Resale. This Note shall be initially issued in definitive form fully registered in the name of the Lender. Following the date of initial issuance of this Note (the “Issuance Date”), at the written request of the Lender (the “Notice”), the Borrower shall use its commercially reasonable efforts to (i) issue in exchange for this Note, either (a) a new series of notes (the “New Notes”) under that certain Indenture, dated as of November 21, 2017, as amended and supplemented from time to time (the “Base Indenture”), on substantially the same terms as the 7.25% Notes, or (b) if the 7.25% Notes are eligible for a “qualified reopening” for U.S. federal income tax purposes, additional 7.25% Notes (in either of the preceding (a) or (b), the Borrower shall use its commercially reasonable efforts to cause this Note to be exchanged for a fully registered global security representing the New Notes or additional 7.25% Notes, as applicable, which shall be deposited on behalf of the Lender with The Depository Trust Company, New York, New York (the “Depositary”) and registered in the name of Cede & Co., the Depositary’s nominee, duly executed by the Borrower and authenticated by the trustee under the Base Indenture), (ii) file with the Securities and Exchange Commission (at the Borrower’s expense other than any underwriting discounts or commissions, which should be borne by the Lender) a registration statement within 90 days from the date of the Notice to register the resale of the New Notes by the Lender or his transferees or donees, (iii) have such registration statement declared effective promptly thereafter and maintain the effectiveness of such registration statement, (iv) enter into a customary underwriting agreement to facilitate the sale of the New Notes, (v) list and maintain the listing of the New Notes on the NYSE American, or such other exchange as the Borrower and Lender mutually agree, for trading, and (vi) assist in marketing the New Notes for resale as is customary for a public offering of securities. For purposes of this Section 8(b), this Note and any other notes issued to the Lender on the same terms shall be treated collectively as a series of 7.25% Senior Notes due 2028.

2

c)	Merger; Consolidation. The Borrower shall not merge or consolidate with or into any other person or sell, transfer, lease, convey or otherwise dispose of all or substantially all of its property (provided that, for the avoidance of doubt, a pledge of assets pursuant to any secured debt instrument of the Borrower or its subsidiaries shall not be deemed to be any such sale, transfer, lease, conveyance or disposition, but the foreclosure on any such pledge shall be such a sale, transfer, lease, conveyance or disposition) in one transaction or series of related transactions, unless:

i)	the Borrower shall be the surviving person or the surviving person (if other than the Borrower) formed by such merger or consolidation or to which such sale, transfer, lease, conveyance or disposition is made shall be a corporation or limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

ii)	the surviving person (if other than the Borrower) expressly assumes in writing, the due and punctual payment of the principal of, and premium, if any, and interest on, the Note outstanding, and the due and punctual performance and observance of all the covenants and conditions to be performed by the Borrower as set forth herein; and

iii)	immediately before and immediately after giving effect to such transaction or series of related transactions, no Default or Event of Default (as such capitalized terms are defined in this Note) shall have occurred and be continuing.

Notwithstanding the above, any subsidiary of the Borrower may consolidate with, merge into or transfer all or part of its properties to the Borrower.

9)	Legends; Notation. This Note may have and be subject to notations, legends or endorsements required by law or usage.

10)	Additional Notes. The Borrower may from time to time, without the consent of the Lender, issue additional Notes having the same ranking and the same interest rate, maturity and other terms as this Note.

11)	Events of Default.

a)	“Event of Default,” wherever used herein with respect to the Note means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

i)	default in the payment of any interest upon the Note when it becomes due and payable, and continuance of such default for a period of 30 days;

ii)	default in the payment of the principal of the Note when due and payable;

iii)	the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Borrower in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law, or (B) a decree or order adjudging the Borrower as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Borrower under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Borrower or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or

iv)	the commencement by the Borrower of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Borrower in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Borrower or of any substantial part of its property, or the making by the Borrower of an assignment for the benefit of creditors, or the admission by the Borrower in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Borrower in furtherance of any such action.

3

For the avoidance of doubt, an Event of Default shall not include a failure of the Company to comply with Section 8(b). If an Event of Default with respect to the Note shall occur and be continuing, the principal amount of and accrued and unpaid interest on, if any, the Note may be declared due and payable by the Lender pursuant to written notice to the Borrower.

12)	Acceleration of Maturity; Rescission and Annulment.

a)	If an Event of Default with respect to this Note occurs and is continuing (other than an Event of Default referred to above relating to a bankruptcy, then in every such case the Lender may declare the principal amount of and accrued and unpaid interest, if any, on all of the Note to be due and payable immediately, by a notice in writing to the Borrower, and upon any such declaration such principal amount (or specified amount) and accrued and unpaid interest, if any, shall become immediately due and payable. If an Event of Default relating to a bankruptcy shall occur, the principal amount (or specified amount) of and accrued and unpaid interest, if any, on this Note shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Lender.

b)	At any time after such a declaration of acceleration with respect to this Note has been made, the Lender, by written notice to the Borrower, may rescind and annul such declaration and its consequences if all Events of Default with respect to this Note have been cured or waived as provided herein.

c)	No such rescission shall affect any subsequent Default. “Default” shall mean any event which is, or after notice or passage of time or both, would be an Event of Default.

13)	Registration; Exchange. No service charge shall be made for any such registration of transfer or for exchange of this Note, but the Borrower may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the Note. Prior to due presentment of this Note for registration of transfer, the Borrower and any agent of the Borrower may treat the Lender as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Borrower nor any such agent shall be affected by notice to the contrary.

14)	Notices. Any notice, request, demand or other communication required or permitted under this Note shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, postage prepaid or prepaid overnight courier to the parties at the names and addresses set forth below (or at such other addresses as shall be specified by the parties by like notice).

If to the Borrower, then to:

Ladenburg Thalmann Financial Services Inc.

4400 Biscayne Blvd., 12th Floor

Miami, Florida 33137

Attention: Brian Heller

With a copy to:

Sullivan & Cromwell LLP

1888 Century Park E. #2100

Los Angeles, CA 90067

Attention: Alison S. Ressler

4

If to the Lender, then to:

Dr. Phillip Frost

4400 Biscayne Blvd., 15th Floor

Miami, FL 33137

With a copy to:

King & Spalding LLP

1185 Avenue of the Americas

New York, NY 10023

Attention: James Woolery

15)	Amendments and Waivers. No term of this Note may be waived, modified, or amended except by an instrument in writing signed by both of the parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

16)	Headings. The headings of the various sections and subsections herein are for reference only and shall not define, modify, expand, or limit any of the terms or provisions hereof.

17)	New York Law to Govern. This Note shall be governed by and construed in accordance with the laws of the State of New York.

18)	Severability. If any provision of this Note shall be held to be illegal or unenforceable under applicable law, then the remaining provisions hereof shall be construed as though such invalid, illegal or unenforceable provision were not contained therein.

19)	Successors and Assigns. This Note inures to the benefit of Lender and binds Borrower, and their respective successors and assigns, and the words “Borrower” and “Lender” whenever occurring herein shall be deemed and construed to include such respective successors and assigns; provided, however, that neither this Note nor any rights hereunder may be assigned by Borrower without Lender’s prior written consent.

20)	WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO TRIAL BY JURY.

[Remainder of page intentionally left blank.]

5

IN WITNESS WHEREOF, the Borrower has caused this instrument to be duly executed.

Dated: December 24, 2018

LADENBURG THALMANN FINANCIAL SERVICES INC.

By:
Name:	Brian L. Heller
Title:	Senior Vice President – Business and Legal Affairs

[Signature Page to Note ]

6